EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-286671) of Aclarion, Inc.,

(2)	Registration Statement (Form S-1 No. 333-283724) of Aclarion, Inc.,

(3)	Registration Statement (Form S-3 No. 333-281999) of Aclarion, Inc.,

(4)	Registration Statement (Form S-3 No. 333-282970) of Aclarion, Inc.,

(5)	Registration Statement (Form S-8 No. 333-265220) of Aclarion, Inc.,

of our report dated March 18, 2026, with respect to the financial statements of Aclarion, Inc. (the Company) included in this Annual Report (Form 10-K) of Aclarion, Inc. for the years ended December 31, 2025 and 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 18, 2026